Exhibit 23













                                 August 17, 1998



Alabama Power Company
600 North 18th Street
Birmingham, Alabama  35291

Ladies and Gentlemen:

         We hereby consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Alabama Power Company (the "Company") dated August 10, 1998, relating to 1,520,000 shares of 5.83% Class A Preferred Stock (Stated Capital $25 Per Share) and 6,480,000 Shares of 5.20% Class A Preferred Stock (Stated Capital $25 Per Share), and to the filing hereof with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K dated August 10, 1998.


                                                     Very truly yours,